BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

Ministry of Public and Business Service Delivery

Articles of Continuance

Business Corporations Act

1.Corporation Name

PROMIS NEUROSCIENCES INC.

2.Date of Incorporation/Amalgamation

September 21, 2005

3.Name of jurisdiction the corporation is leaving

Canada - Federal

4.The continuance was authorized by home jurisdiction on

June 29, 2023

5.The corporation is continued in Ontario under the name

PROMIS NEUROSCIENCES INC.

6.Registered Office Address

181 Bay Street, 4400, Toronto, Ontario, Canada, M5J 2T3

7.Number of Directors

Minimum/Maximum	Min 3 / Max 10

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 1 of 7

BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

8.The director(s) is/are:

Full Name	NEIL CASHMAN
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	GAIL FARFEL
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	PATRICK D. KIRWIN
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	JOSH MANDEL-BREHM
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	MAGGIE SHAFMASTER
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	NEIL WARMA
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	EUGENE WILLIAMS
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

Full Name	WILLIAM WYMAN
Address for Service	1920 Yonge Street, 200, Toronto, Ontario, Canada, M4S 3E2

9.Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter “None”:

None.

10.The classes and any maximum number of shares that the corporation is authorized to issue:

The Corporation shall be authorized to issue the following number and classes of shares: (i) an unlimited number of Common Shares; (ii) an unlimited number of Preferred Shares, issuable in series; and (iii) 70,000,000 Series 1 Preferred Shares.

11.Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors’ authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter “Not Applicable”:

1. The rights, privileges, restrictions and conditions of the Common shares are as follows: 1.1 Voting The holders of the Common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series; 1.2 Dividends.

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 2 of 7

BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

The holders of Common shares shall be entitled to receive out of all profits or surplus available for dividends, any dividend de- clared by the Corporation on the Common shares; and 1.3 Participation or Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation or any distribution of its assets for the purpose of winding up its affairs, after the payment of dividends declared but unpaid, the holders of Common shares shall be entitled pari passu to receive any remaining property of the Corporation, subject to any rights of the holders of Preferred shares. 2. The rights, privileges, restrictions and conditions of the Preferred shares are as follows: 2.1 One or More Series. The directors may issue Preferred shares in one or more series; 2.2 Creation or Deletion of Series. The directors may alter by resolution the Articles of the Corporation or, if applicable, the By-Laws of the Corporation to fix or change the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Preferred shares; 2.3 Voting. The directors may confer on the holders of any series of Preferred shares the right to notice of or to be present or to vote, either in person or by proxy, at any general meeting of the shareholders of the Corporation other than a separate meeting of the holders of the Preferred shares, or of the holders of shares of a series of the Preferred shares, as the case may be; 2.4 Dividends. The special rights or restrictions which the directors may create, define or attach to any series of Preferred shares may allow the directors to declare dividends with respect to the Common shares only or with respect to any series of Preferred shares only or with respect to any combination of two or more such classes or series of classes; 2.5 If Series Entitled to Cumulative Dividend. Where the Preferred shares or one or more series of Preferred shares are entitled to cumulative dividends, and where cumulative dividends in respect of the Preferred shares or a series of Preferred shares are not paid in full, the shares of all series of Preferred shares entitled to cumulative dividends shall participate rateably in respect of accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full; 2.6 All Series of Preferred Shares Participate Rateably on Winding-Up. Where amounts payable on a winding-up are not paid in full or on the occurrence of any other event where the holders of the shares of all series of Preferred shares are entitled to a return of capital but are not paid in full, the shares of all series of Preferred shares shall participate rateably in a return of capital in respect of Preferred shares in accordance with the amounts that would be pay- able on the return of capital if all amounts so payable were paid in full; 2.7 No Priority. No special rights or restrictions attached to a series of Preferred shares shall confer on the series priority over another series of Preferred shares then outstanding re- specting: 2.7.1 dividends, or 2.7.2 a return of capital: 2.7.2.1 on winding-up; or 2.7.2.2 on the occurrence of another event that would result in the holders of all series of Preferred shares being entitled to a return of capital; 2.8 Special Rights and Restrictions of Issued Series. A directors’ resolution pursuant to paragraph 2.2 above must be passed before the issue of shares of the series to which the resolution relates, and after the issue of shares of that series the number of shares in, the designation of, and the special rights and restrictions attached to that series may be added to, altered, varied or abrogated only in accordance with the Business Corporations Act (Ontario), and the directors shall send to the Director articles of amendment in the prescribed form; and 2.9 Priority on Liquidation. Except as provided herein, in the event of the liquidation, dissolution or winding-up of the Cor- poration or any distribution of its assets for the purpose of winding-up its affairs, after the payment of dividends declared but unpaid, the holders of the Preferred shares shall be entitled pari passu to be paid such amount as the special rights and restric- tions attaching to such shares shall provide, or in the absence of any express provision with respect thereto, the amount of cap- ital paid up in respect thereof per share for each Preferred share held by them, out of the assets of the Corporation in prefer- ence to and with priority over any payment or distribution of any capital asset or monies among the holders of any Common shares of the Corporation. The foregoing provisions of these Articles shall apply to all Preferred shares except as expressly provided in the special rights and restrictions which the directors may create, define or attach to any series of Preferred shares.

3. The rights, privileges, restrictions and conditions of the Series 1 Preferred Shares are as follows: 3.1 Dividends. 3.1.1 The holders of the Series 1 Preferred Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when dividends are declared by the directors on the Common Shares out of moneys properly applicable to the payment of dividends, in such amount and in such form as the directors may from time to time determine. Dividends paid on Series 1 Pre- ferred Shares will be paid pro rata with dividends paid to holders of Common Shares. 3.2 Priority upon Liquidation. 3.2.1 Prefer- ential Payments to Holders of Series 1 Preferred Shares. In the event of any liquidation, dissolution or winding up of the Corpora- tion or any distribution of its assets for the purpose of winding up its affairs, the Series 1 Preferred Shares then outstanding shall be redeemed by the Corporation and the redemption price shall be satisfied out of the assets of the Corporation available for distribution, before any payment is made to the holders of Common Shares by reason of their ownership thereof. The redemp- tion price shall be US$0.10 per Series 1 Preferred Share. Upon satisfaction of the redemption price per Series 1 Preferred Share, holders of Series 1 Preferred Shares shall cease to have any rights with respect to remaining assets of the Corporation. 3.3 Op-

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 3 of 7

BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

tional Conversion. The holders of Series 1 Preferred Shares have conversion rights as follows (the “Conversion Rights”): 3.3.1 Right to Convert. 3.3.1.1 Conversion Ratio. Each Series 1 Preferred Share shall be convertible, at the option of its holder, at any time and from time to time, and without the payment of additional consideration by its holder, on the basis of one fully paid and non-assessable Common Share for each Series 1 Preferred Share. The conversion shall be subject to the adjustment as provided below. 3.3.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series 1 Preferred Shares; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 3.2.1 to holders of Series 1 Preferred Shares as a result of the liquidation, dissolution or winding up of the Corporation. 3.3.2 Mechanics of Conversion.

3.3.2.1 Notice of Conversion. In order for a holder of Series 1 Preferred Shares to voluntarily convert Series 1 Preferred Shares into Common Shares, such holder shall (a) provide written notice to the Corporation’s registered office that the holder elects to convert all or any number of the holder’s Series 1 Preferred Shares and, if applicable, any event on which the conversion is con- tingent and (b), if the holder’s Series 1 Preferred Shares are certificated, surrender the certificate or certificates for the Series 1 Preferred Shares (or, if the registered holder alleges that the certificate has been lost, stolen or destroyed, a lost certificate affi- davit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of the certificate), at the registered office of the Corporation. Such notice shall state the holder’s name or the names of the nominees in which the holder wishes the Common Shares to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompan- ied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly signed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Corporation of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conver- sion Time”), and the Common Shares issuable upon conversion of the Series 1 Preferred Shares shall be deemed to be outstand- ing of record as of that date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to the holder of Series 1 Preferred Shares, or to his, her or its nominees, a certificate, certificates or DRS Statement for the number of full Common Shares issuable upon such conversion in accordance with these provisions and a certificate for the number (if any) of Series 1 Preferred Shares represented by the surrendered certificate that were not converted into Common Shares, and (ii) pay all declared but unpaid dividends on the Series 1 Preferred Shares converted. 3.4 Mandatory Conversion. 3.4.1 Trigger Event. After June 30, 2022 upon the Corporation raising gross proceeds of US$30,000,000 from the sale of equity securities or securities convertible into equity securities (the “Mandatory Conversion Event”), then all outstanding Series 1 Preferred Shares shall auto- matically convert into Common Shares at the conversion ratio pursuant to Section 3.3.2. 3.4.2 Mechanics of Conversion. All hold- ers of record of Series 1 Preferred Shares shall be sent written notice of the Mandatory Conversion Event. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Event. Upon receipt of such notice, each holder of Series 1 Preferred Shares in certificated form shall surrender, if applicable, his, her or its certificate or certificates for all Series 1 Preferred Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corpora- tion on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in the no- tice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly signed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series 1 Preferred Shares converted under Section 3.4, in- cluding the rights, if any, to receive notices and vote (other than as a holder of Common Shares), will terminate at the Mandatory Conversion Event (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or before such time), except only the rights of the holders of Series 1 Preferred Shares, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, except only the right of their holders to receive Common Shares in exchange therefor and to receive payment of any dividends declared but unpaid on the Series 1 Preferred Shares. 3.5 General.

3.5.1 No Fractional Shares. No fractional Common Shares shall be issued upon conversion of the Series 1 Preferred Shares. In lieu of any fractional Common Shares to which the holder would otherwise be entitled, the number of Common Shares to be is- sued upon conversion of the Series 1 Preferred Shares shall be rounded to the nearest whole share. 3.5.2 Reservation of Shares. The Corporation shall at all times when Series 1 Preferred Shares are outstanding reserve and keep available out of its author- ized but unissued Common Shares, for the purpose of effecting the conversion of the Series 1 Preferred Shares, such number of

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 4 of 7

BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

its duly authorized Common Shares as are from time to time is sufficient to effect the conversion of all outstanding Series 1 Pre- ferred Shares. 3.5.3 Effect of Conversion. All Series 1 Preferred Shares converted into Common Shares will no longer be deemed to be outstanding and all rights with respect to such Series 1 Preferred Shares will immediately cease and terminate at the Con- version Time, except only the right of their holders to receive Common Shares in exchange therefor and to receive payment of any dividends declared but unpaid on the Series 1 Preferred Shares. 3.5.4 Adjustments for Other Dividends and Distributions. If the Corporation, at any time or from time to time, makes or issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distri- bution of Common Shares in respect of outstanding Common Shares) or in other property and Section 1 does not apply to such dividend or distribution, then and in each such event the holders of Series 1 Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares and pro rata with the holders of Common Shares, a dividend or other distribu- tion of such securities or other property in an amount equal to the amount of the securities or other property as they would have received if all outstanding Series 1 Preferred Shares had been converted into Common Shares on the date of such event.

3.5.5 Adjustments for Amalgamation or Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or amalgamation or other similar transaction involving the Corporation in which the Common Shares (but not the Series 1 Preferred Shares) is converted into or exchanged for securities, cash or other property then, following any such reorgan- ization, recapitalization, reclassification, consolidation, amalgamation or other similar transaction, each Series 1 Preferred Share shall thereafter be convertible, in lieu of the Common Shares into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holders of Common Shares received upon the occurrence of such reorgan- ization, recapitalization, reclassification, consolidation, amalgamation or other similar transaction would have been entitled to re- ceive pursuant to such transaction.

12.The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter “None”:

None.

13.Other provisions

The directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the num- ber of directors elected at the previous annual meeting of shareholders.

14.The corporation is to be continued under the Business Corporations Act to the same extent as if it had been incorporated under this Act.

15.The corporation has complied with subsection 180(3) of the Business Corporations Act.

The articles have been properly executed by the required person(s).

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 5 of 7

BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

Supporting Document -Constating Document from Governing Jurisdiction

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 6 of 7

BCA - Articles of Continuance - PROMIS NEUROSCIENCES INC. - OCN:1678696 - July 13, 2023

Supporting Information - Nuans Report Information

Nuans Report Reference #	121901440
Nuans Report Date	May 12, 2023

The endorsed Articles of Continuance are not complete without the Certificate of Continuance.
Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

Director/Registrar, Ministry of Public and Business Service Delivery	Page 7 of 7

Ministry of Public and Business Service Delivery Ministère des Services au public et aux entreprises

Certificate of Continuance	Certificat de maintien

Business Corporations Act	Loi sur les sociétés par actions

PROMIS NEUROSCIENCES INC.

Corporation Name / Dénomination sociale

1678696

Ontario Corporation Number / Numéro de société de l’Ontario

This is to certify that these articles are effective on	La présente vise à attester que ces statuts entreront en vigueur le

July 13, 2023 / 13 juillet 2023

Director / Directeur
Business Corporations Act / Loi sur les sociétés par actions

The Certificate of Continuance is not complete without the Articles of Continuance Certified a true copy of the record of the Ministry of Public and Business Service Delivery. Director/Registrar

Le certificat de maintien n’est pas complet s’il ne contient pas les statuts de maintien

Copie certifiée conforme du dossier du ministère des Services au public et aux entreprises.

Directeur ou registrateur